UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on July 13, 2014, Doral Financial Corporation (the “Company”) and certain of its subsidiaries (collectively with the Company, “Doral”), entered into an Asset Purchase and Sale and Interim Servicing Agreement (the “Purchase Agreement”) with Abbey Finance Holdings PR, LLC (the “Purchaser”). On September 30, 2014, Doral entered into an amendment to the Purchase Agreement (the “Amendment”), pursuant to which Doral sold to the Purchaser certain commercial assets that were included in the Purchase Agreement, consisting of approximately $17.5 million unpaid principal balance of commercial real estate loans (the “Initial Commercial Assets”). The Amendment set the closing date for the Initial Commercial Assets to occur on September 30, 2014 (the “Initial Commercial Closing Date”) and provided that the purchase price for the Initial Commercial Assets of approximately $5.4 million was paid in cash by the Purchaser on the Initial Commercial Closing Date. Further pursuant to the Amendment, the closing date with respect to all other commercial mortgage loans and commercial unsecured loans, for which all conditions to closing as set forth in the Purchase Agreement have been satisfied, shall occur as soon as practicable after September 30, 2014.

Also on September 30, 2014, Doral and the Purchaser entered into a second Asset Purchase and Sale and Interim Servicing Agreement (the “Second Purchase Agreement”), pursuant to which, as of the closing date of September 30, 2014 (the “Closing Date”), Doral sold certain residential assets (the “Residential Assets”), consisting of approximately $24.1 million of residential mortgage loans and residential real estate owned (“REO”) properties based on the outstanding unpaid principal balance as of June 30, 2014. Further pursuant to the Second Purchase Agreement, Doral sold certain commercial assets (the “Commercial Assets” and, together with the Residential Assets, the “Assets”), consisting of approximately $17.6 million of commercial mortgage loans and commercial REO properties based on the outstanding principal balance as of June 30, 2014.

As consideration for the purchase of the Assets, the Purchaser paid $16.7 million in cash, consisting of approximately $13.2 million for the Residential Assets and $3.5 million for the Commercial Assets, subject to reduction for (a) the following collections occurring between June 30, 2014 and the Closing Date (the “Collections”): (i) with respect to each mortgage loan, all recoveries of principal and interest, and all other payments and recoveries due, owing and collected or paid or recovered and (ii) with respect to each REO property, the proceeds of all liquidations, casualties, condemnations and any other recoveries due, owing and collected, net of all reasonable and customary costs of such liquidations and recoveries; and (b) certain adjustments, secured by an escrow, for uncured title defects, tax deficiencies and certain similar issues.

Pursuant to the Second Purchase Agreement, the Purchaser deposited $3 million into escrow, which is partially funded with approximately $2.2 million of REO properties pledged as collateral, to cover certain representations relating to title and certain delinquent taxes and charges on the Residential Assets. Pursuant to a side letter entered into by Doral and the Purchaser on September 30, 2014 (the “Side Letter”), the Purchaser deposited the combined purchase price (the “Commercial Purchase Price”) for the Initial Commercial Assets and the Commercial Assets (collectively, the “Purchased Commercial Assets”), reduced by the Collections and equal to approximately $8.1 million, into escrow to cover certain representations and covenants with respect to the Purchased Commercial Assets.

The Assets are being sold to the Purchaser on a servicing-released basis. Doral Bank, a wholly-owned subsidiary of the Company, will continue to service the Assets for an interim period. Under the terms of the Second Purchase Agreement, Doral and the Purchaser each made certain representations and warranties that are customary in an asset purchase agreement. Doral will indemnify the Purchaser against the breach of such representations and warranties for a period from the Closing Date through (i) January 31, 2015 with respect to the Residential Assets, or (ii) March 31, 2015 with respect to the Commercial Assets (collectively, the “Indemnification Period”), subject to certain exceptions which may extend the Indemnification Period and subject to certain cure rights.

The sale of the Assets pursuant to the Second Purchase Agreement will adversely affect the Company’s compliance with its regulatory capital ratios and as a result the Company will continue to be “undercapitalized” and subject to further regulatory action as described in the Risk Factors section of the Company’s Form 10-K for the fiscal year ended December 31, 2013 as filed with the Securities and Exchange Commission on March 21, 2014 as well as in further disclosure in subsequent filings by the Company on Form 8-K. The sale of the Assets pursuant to the Second Purchase Agreement will improve the Company’s liquidity position and reduce its expenses relating to managing non-performing assets.

Houlihan Lokey served as financial advisor to the Company on this transaction.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 30, 2014, the Company completed the disposition of the Initial Commercial Assets and the Assets, as described in Item 1.01 of this Current Report on Form 8-K (this “Report”). The information set forth in Item 1.01 of this Report is incorporated by reference herein.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

The Company estimates that the total amount of losses expected to be incurred in connection with the sale of the Assets will be between $20 million and $25 million, before income taxes. In addition, the Company may incur additional costs relating to the sale of the Assets with regards to purchase price adjustments pursuant to the terms of the Second Purchase Agreement. However, the Company cannot currently reasonably estimate the amount or range of these costs because it is uncertain whether these costs will be incurred under the terms of the Second Purchase Agreement. The Company will provide amended disclosure on Form 8-K at such time as such amounts become estimable and determinable.

The information set forth in Item 1.01 of this Report is incorporated by reference herein.

Item 8.01.	Other Events.

As previously disclosed, on June 12, 2014, the Board of Directors (the “Board”) of Doral Bank was notified in a letter (the “First Letter”) from the Federal Deposit Insurance Corporation (the “FDIC”) that Doral Bank fell within the “undercapitalized” capital category within the meaning of the Prompt Corrective Action (“PCA”) provisions of the Federal Deposit Insurance Act (the “Act”). In a second letter from the FDIC dated September 26, 2014 (the “Second Letter”), the Board was notified that Doral Bank falls within the “significantly undercapitalized” capital category within the meaning of the PCA provisions of the Act. There is no material change to the requirements imposed on Doral Bank by the First Letter.

The Second Letter also states that, pursuant to the First Letter, Doral Bank was required to file a written capital restoration plan with the FDIC within 45 days of the date of receipt of the First Letter. The Second Letter further states that, pursuant to Doral Bank’s Consent Order with the FDIC and the Commissioner of Financial Institutions of Puerto Rico dated August 8, 2012 (the “Consent Order”), Doral Bank was required to increase capital in an amount sufficient to comply with the minimums required by the Consent Order or submit a contingency plan for the sale, merger or liquidation of Doral Bank by July 7, 2014. The Second Letter informs the Board that to date, the FDIC has not received the capital restoration plan or the contingency plan, and that both plans must be submitted immediately.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, the Company may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (the “SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, whether purchase price adjustments or claims of indemnification will be made in connection with the sale of the Initial Commercial Assets or the Assets and whether Doral will have liability in respect of any such claim, and the effect of legal or regulatory proceedings, tax legislation and tax rules, deferred tax assets and related reserves, the ability to collect the monies due to the Company or its subsidiaries from the Commonwealth and the ability of the Company to finalize the terms of settlement with the Commonwealth relating to the 2012 Closing Agreement, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent the Company’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

The Company cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent the Company’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond the Company’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 21, 2014 and is available on the Company’s website at www.doralbank.com, as updated from time to time with the Company’s periodic and other reports filed and to be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: October 1, 2014	By:	/s/ Enrique R. Ubarri
Enrique R. Ubarri
Executive Vice President and General Counsel